CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
TECH AND ENERGY TRANSITION CORPORATION

Pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware

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Tech and Energy Transition Corp., a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

FIRST: Upon the filing (the "Effective Time") of this Certificate of Amendment to the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, each share of the Corporation's Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall automatically, without further action on the part of the Corporation or any stockholder of the Corporation, be reclassified as, and subdivided and converted into, nine-thousand five-hundred and sixty-two and a half (90,562.5) validly issued, fully paid and nonassessable shares of Class B Common Stock, par value $0.0001 per share (the "New Class B Common Stock"), authorized by Article FOURTH of the Corporation's Certificate of Incorporation (the "Stock Split"). The conversion of the Old Common Stock into New Class B Common Stock will be deemed to occur at the Effective Time, regardless of when any certificates representing shares of Old Common Stock are surrendered. Each certificate that immediately prior to the Effective Time represented shares of Old Common Stock shall thereafter represent that number of shares of New Class B Common Stock into which the shares of Old Common Stock represented by such certificate shall have been converted pursuant to this Certificate of Amendment. After the Effective Time, each holder of record of shares of Old Common Stock shall be entitled to receive, upon surrender of the certificate(s) representing the shares of Old Common Stock held by such holder immediately prior to the Effective Time, in such form and accompanied by such documents, if any, as may be prescribed by the Corporation, a new certificate or certificates representing the number of shares of New Class B Common Stock of which such record owner is entitled after giving effect to the Stock Split.

SECOND: The first paragraph of Article FOURTH of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

"FOURTH. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation shall have authority to issue is 550,000,000, of which 550,000,000 shares shall be common stock, including (i) 500,000,000 shares of Class A common stock (the "Class A Common Stock"), and (ii) 50,000,000 shares of Class B common stock (the "Class B Common Stock", and together with the Class A Common Stock, the "Common Stock").

(i) The holders of the Common Stock shall exclusively possess all voting power.

(ii) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis (the "Initial Conversion Ratio") and shall automatically convert into Class A Common Stock at the time of the closing of the Business Combination (as defined below).

(iv) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Corporation's initial public offering, if any, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation's initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the "Business Combination") at a ratio for which:

(x) the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise) by the Corporation, related to or in connection with the consummation of the Business Combination (excluding any securities issued or issuable to any seller in the Business Combination) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Business Combination; and

(y) the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Business Combination.

Notwithstanding anything to the contrary contained herein, in no event may the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

Each share of Class B Common Stock shall convert into its *pro rata* number of shares of Class A Common Stock pursuant to this Section B of Article Fourth. The *pro rata* share for each stockholder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Article, and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion"

THIRD: The foregoing was duly adopted in accordance with Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name this 22nd day of January, 2021.

TECH AND ENERGY TRANSITION CORPORATION

DocuSigned by:

By: ______________________________
69F79F3D8059421...

Name: Gautham Srinivas

Title: Secretary